                                                                    Exhibit 99.1





(ALLEGHENY TECHNOLOGIES LOGO)

1000 Six PPG Place, Pittsburgh, PA 15222-5479                    NEWS RELEASE...


                                                      Contact: Dan L. Greenfield
                                                                    412-394-3004


          ALLEGHENY TECHNOLOGIES ANNOUNCES FOURTH QUARTER 2004 RESULTS

FOURTH QUARTER 2004

         o        SALES OF $778 MILLION INCREASED 61% COMPARED TO THE FOURTH
                  QUARTER 2003

         o OPERATING PROFIT IMPROVED TO $75.1 MILLION AS A RESULT OF IMPROVED PERFORMANCE ACROSS ALL BUSINESS SEGMENTS

         o        NET INCOME OF $35.0 MILLION, OR $0.35 PER SHARE

FULL-YEAR 2004

         o        SALES INCREASED 41% TO $2.7 BILLION COMPARED TO 2003

         o        NET INCOME IMPROVED TO $19.8 MILLION, OR $0.22 PER SHARE

         o GROSS COST REDUCTIONS TOTALED $142 MILLION, SIGNIFICANTLY EXCEEDING $104 MILLION PLAN

Pittsburgh, PA -- January 31, 2005 -- Allegheny Technologies Incorporated (NYSE:
ATI) reported net income of $35.0 million, or $0.35 per share, on sales of $778.1 million for the fourth quarter ended December 31, 2004. Results included a LIFO (last-in, first-out) inventory valuation reserve charge of $29.5 million, primarily due to continued increases in raw material costs. Retirement benefit expense was $25.0 million in the quarter.

         In the fourth quarter 2003, ATI reported a net loss of $232.7 million, or $(2.89) per share, on sales of $484.4 million. Results included net non-recurring special charges of $198.3 million, or $(2.46) per share. Fourth quarter 2003 results also included a LIFO inventory valuation reserve charge of $14.2 million and retirement benefit expense of $32.7 million.

         Net income for the full-year 2004 was $19.8 million, or $0.22 per share, on sales of $2.7 billion. Results for 2004 included a LIFO inventory valuation reserve charge of $112.2 million, retirement benefit expense of $119.8 million, and a $40.4 million, or $0.48 per share, special gain related to actions taken to control certain retiree medical costs, net of costs related to the new ATI Allegheny Ludlum labor agreement and the June 2004 J&L asset acquisition.

         For the full-year 2003, results were a net loss of $314.6 million, or $(3.89) per share, on sales of $1.9 billion. Results for 2003 included net special charges of $201.3 million, or $(2.49) per share, a $1.3 million, or $(0.02) per share, charge for the cumulative effect of change in accounting principle, a LIFO inventory valuation reserve charge of $37.0 million, and retirement benefit expense of $134.4 million.

         "ATI's results are an outcome of our strategy to transition ATI to profitability and position the Company for long-term success," said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "Revenues significantly increased in each of our segments as a result of improved demand from most markets, pricing actions, and higher raw material surcharges. Compared to last year, sales increased 61% to $778 million in the fourth quarter 2004 and increased by 41% to $2.7 billion for the full-year 2004. Importantly, ATI was profitable for the full-year 2004, and the fourth quarter net income of $0.35 per share demonstrated the results of our revenue growth, strategic investments and cost reductions.

         "Flat-Rolled Products segment fourth quarter results were aided by the recovery in the U.S. stainless steel market, pricing actions, and the successful integration of our recently acquired stainless steel assets. Continuing operating efficiencies and cost reductions were both enhanced by our new progressive labor agreement in our stainless steel business. A key 2004 strategy for ATI was to "fix" our stainless steel business. We believe our stainless steel business is now positioned for long-term profitable growth and cash generation.

         "Fourth quarter results in our High Performance Metals segment were very good as a result of improved demand from commercial aerospace, higher selling prices, and operating efficiencies from our recently expanded Richburg, SC rolling mill. In addition, our exotic alloys business performed well due to continued strong demand, improved product mix, and continuing operating efficiencies and cost reductions. Segment operating margins reached nearly 19% of sales.

         "In our Engineered Products segment, fourth quarter results improved as a result of strong demand from several key markets, higher selling prices, and the benefits from cost reductions.

          "We continue to be optimistic about 2005. While 2004 was a period of transition and transformation for ATI, we expect 2005 to be a year of revenue growth and accelerating profitability. Most of our end markets remain strong. Sales are expected to grow due to the full year impact of significantly improved prices and higher volumes. Overall, we expect base-prices to be higher in 2005 than in 2004 for approximately 95% of this year's shipments in our Flat-Rolled Products and High Performance Metals segments. Our High Performance Metals segment unfilled orders increased by approximately $100 million at the end of 2004 compared to year-end 2003. We remain encouraged by the aerospace market build forecasts in terms of both the number and size of aircraft as well as increased high performance metal content," said Pat Hassey.

         "We expect a full year of benefits in 2005 from the strategic assets added in 2004, principally the stainless steel melt shop and finishing operations in Midland, PA and Louisville, OH acquired in June 2004, the upgraded Brackenridge, PA stainless steel melt shop completed in September 2004, and the expanded high performance metals long-products rolling mill in Richburg, SC, which began production in mid-2004.

         "We plan to continue to improve operating performance through the ATI Business System. We have established a 2005 cost reduction goal of approximately $100 million, before the effects of inflation, which includes certain synergies and cost reductions from the J&L asset acquisition and the new labor agreement in our stainless steel business. Finally, retirement benefit expense is projected to be approximately $33 million lower in 2005 than in 2004, primarily as a result of actions taken in 2004 to control retiree medical costs."


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


                                                      THREE MONTHS ENDED                   YEAR ENDED
                                                         DECEMBER 31                      DECEMBER 31
                                                                                IN MILLIONS
                                                    ---------------------------------------------------------------------
                                                        2004               2003               2004               2003
                                                    -------------     -------------      -------------      -------------
Sales                                               $       778.1     $       484.4      $     2,733.0      $     1,937.4

Net income (loss)                                   $        35.0     $      (232.7)     $        19.8      $      (314.6)

Special gain (charge), net                                     --     $      (198.3)     $        40.4      $      (201.3)

Cumulative effect of change in accounting                      --                --                 --      $        (1.3)
principle

Net income (loss) excluding special gain
(charge) and before cumulative effect of change
in accounting principle                             $        35.0     $       (34.4)     $       (20.6)     $      (112.0)


                                                                            PER DILUTED SHARE
                                                    ---------------------------------------------------------------------
Net income (loss)                                   $        0.35     $       (2.89)     $        0.22      $       (3.89)

Special gain (charge), net                                     --     $       (2.46)     $        0.48      $       (2.49)

Cumulative effect of change in accounting                      --                --                 --      $       (0.02)
principle

Net income (loss) excluding special gain
(charge) and before cumulative effect of change
in accounting principle                             $        0.35     $       (0.43)     $       (0.26)     $       (1.38)

FOURTH QUARTER 2004 FINANCIAL HIGHLIGHTS

         o SALES were $778.1 million, 61% higher than the fourth quarter 2003. Sales increased 75% in the Flat-Rolled Products segment, 52% in the High Performance Metals segment, and 22% in the Engineered Products segment.

         o SEGMENT OPERATING PROFIT increased to $75.1 million as a result of improved performance across all of the business segments. Results included a LIFO inventory valuation reserve charge of $29.5 million, due primarily to a fourth quarter 2004 increase in raw materials costs, especially for molybdenum, iron scrap, and titanium scrap. For the same 2003 period, the LIFO inventory valuation reserve charge was $14.2 million.

         o INCOME BEFORE TAXES was $35.0 million and included the previously discussed LIFO inventory valuation reserve charge of $29.5 million, net gains on sales of real estate and realization of other investments of $5.6 million, a favorable adjustment of $3.6 million related to the settlement of the Clean Water Act case, and income of $3.4 million from a payment received under the Continued Dumping and Subsidy Offset Act of 2000.

         o RETIREMENT BENEFIT EXPENSE was $25.0 million compared to $32.7 million last year, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs.


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

         o CASH FLOW FROM OPERATIONS was $74.1 million for 2004, before a $50 million voluntary pension contribution made in the third quarter 2004, as improved operating results were offset by a $203.3 million investment in managed working capital.

         o        CASH ON-HAND was $250.8 million at the end of 2004.

         o COST REDUCTIONS, before the effects of inflation, totaled $142 million company-wide for the year, which significantly exceeded our initial 2004 cost reduction plan of $104 million.

FLAT-ROLLED PRODUCTS SEGMENT
MARKET CONDITIONS

         o Demand continued to be strong from the residential construction and remodeling, and oil and gas markets, and from the transportation market, particularly Class 8 truck and trailer. Demand remained good from the automotive, chemical processing, and food equipment and appliance markets.

FOURTH QUARTER 2004 COMPARED TO FOURTH QUARTER 2003

         o Sales increased 75% to $469.6 million primarily due to improved demand, higher base-selling prices, higher raw material surcharges, and higher shipments resulting from the Midland, PA and Louisville, OH facilities acquired in June 2004. Total finished tons shipped increased by over 39,000 tons, or 33%. Shipments of commodity products increased 33% and shipments of high-value products increased 32%. Average transaction prices, which include surcharges, were 31% higher. The average base-selling price, which excludes surcharges, for stainless steel cold-rolled sheet increased approximately 28% compared to the fourth quarter 2003.

         o The segment had operating income of $25.8 million compared to an operating loss of $1.7 million last year. The benefits of increased volume, higher base-selling prices, additional surcharges, and cost reductions were partially offset by higher raw material costs, which resulted in a LIFO inventory valuation reserve charge of $24.5 million. The 2003 fourth quarter included a LIFO inventory valuation reserve charge of $6.7 million. In addition, operating results included the receipt of $3.4 million in the fourth quarter 2004, compared to $4.1 million in the fourth quarter 2003, under the Continued Dumping and Subsidy Offset Act of 2000.

         o Energy costs increased $1.2 million, net of $2.6 million in gains from natural gas derivatives.

         o Results benefited from $26.2 million in cost reductions, before the effects of inflation.

HIGH PERFORMANCE METALS SEGMENT
MARKET CONDITIONS

         o Demand for our high performance metals was strong from the commercial aerospace, biomedical, defense, and oil and gas markets. Our exotic alloys business continued to benefit from sustained high demand from government and medical markets, and from corrosion markets particularly in Asia.

FOURTH QUARTER 2004 COMPARED TO FOURTH QUARTER 2003

         o Sales increased 52% to $230.4 million. Shipments were up 41% for titanium alloys, 6% for nickel-based and specialty steel alloys and 3% for exotic alloys. Average selling prices increased 28% for titanium alloys, 43% for nickel-based and specialty steel alloys, and 13% for exotic alloys.

         o Operating profit increased to $43.0 million compared to an operating loss of $3.2 million in the 2003 fourth quarter as a result of increased shipments, higher selling prices, and the benefits from cost reductions. Changes in raw material costs, inventory levels and product mix resulted in a LIFO inventory valuation reserve charge of $3.6 million in 2004, compared to a $7.1 million charge in 2003.

         o Results benefited from $9.8 million of cost reductions, before the effects of inflation.

ENGINEERED PRODUCTS SEGMENT
MARKET CONDITIONS

         o Demand for tungsten products was strong from general manufacturing and the oil and gas and medical markets. Demand remained strong for forged products from the Class 8 truck, and construction and mining markets. Demand for cast products was strong from the transportation and wind energy markets.

FOURTH QUARTER 2004 COMPARED TO FOURTH QUARTER 2003

         o        Sales improved 22% to $78.1 million.

         o Operating profit improved to $6.3 million compared to $1.6 million last year due to higher sales volumes, improved pricing, and cost reductions, which offset higher raw material costs. The rise in raw material costs resulted in a LIFO inventory valuation reserve charge of $1.4 million in 2004 compared to a $0.4 million charge in 2003.

         o Results benefited from $2.1 million of cost reductions, before the effects of inflation.

RETIREMENT BENEFIT EXPENSE

         o Retirement benefit expense declined to $25.0 million in the fourth quarter 2004, compared to $32.7 million in the fourth quarter 2003, primarily as a result of actions taken in the second quarter 2004 to control retiree medical costs.

         o For the fourth quarter 2004, retirement benefit expense included in cost of sales was $17.8 million, and in selling and administrative expenses was $7.2 million. For the fourth quarter 2003, retirement benefit expense included in cost of sales was $23.6 million, and in selling and administrative expenses was $9.1 million.

         o        ATI was not required to make cash contributions to its U.S.
                  defined benefit pension plan for 2004. During the third quarter 2004, we made a $50 million voluntary cash contribution to this defined benefit pension plan to improve the plan's funded position. Based on current actuarial studies, ATI does not expect to be required to make cash contributions to its U.S. defined benefit pension plan during the next several years. However, we may elect, depending upon investment performance of the pension plan assets and other factors, to make additional cash contributions to this pension plan in the future.

         o Retirement benefit expense is expected to decline to approximately $87 million for 2005 from $120 million for 2004. Pension expense is expected to decrease to approximately $63 million for 2005 compared to $74 million in 2004 as actual returns on pension assets in 2004 were higher than expected, partially offset by a lower assumed discount rate to value pension benefit liabilities. Postretirement medical expense for 2005, which is expected to be approximately $24 million compared to $46 million for 2004, will continue to benefit from the actions taken in the second quarter 2004 to control retiree medical costs. This will be partially offset by a lower assumed discount rate to value plan liabilities.


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

2003 NET SPECIAL CHARGES

         o Results for the fourth quarter 2003 included net special charges of $198.3 million after-tax, or $(2.46) per share. Special charges included a $138.5 million non-cash charge to establish a valuation allowance for a majority of ATI's net deferred tax assets, as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The 2003 fourth quarter also included pretax charges of $47.5 million for impairment of long-lived assets of the Flat-Rolled Products segment, $9.9 million for workforce reductions across all business segments and the corporate office, $3.8 million for facility closure charges including the present-valued lease termination costs at the corporate office, and $34.7 million for closed company and other charges, including $22.5 million for litigation expense.

OTHER EXPENSES

         o Corporate expenses for the fourth quarter 2004 were $13.0 million compared to $6.3 million in the year-ago period. This increase is primarily due to expenses associated with cash and equity-based incentive compensation programs, and costs of complying with Sarbanes-Oxley regulations, which more than offset savings associated with reductions in staffing and other efforts to control costs.

         o Excluding the effects of retirement benefit expense and an increase of $4.2 million in non-cash stock-based compensation expense compared to the prior year quarter, selling and administrative expenses as a percentage of sales declined to 6.3% in the 2004 fourth quarter from 9.6% in the same period of 2003.

         o Fourth quarter 2004 interest expense, net of interest income, increased to $10.2 million from $7.8 million in the year-ago period primarily related to interest associated with the financing of the June 2004 J&L asset acquisition and higher short-term interest rates. In addition, in the third quarter 2004, we terminated the "receive fixed, pay floating" interest rate swaps.

         o Other expenses net of gains on asset sales for the fourth quarter 2004 includes gains on sales of real estate and realization of other investments of $5.6 million, and a favorable adjustment of $3.6 million related to the settlement of the Clean Water Act case.

INCOME TAXES

         o No income tax provision or benefit was recognized for 2004. We recorded a valuation allowance in the 2003 fourth quarter for a major portion of our deferred tax assets in accordance with SFAS No. 109, "Accounting for Income Taxes". Future tax provisions or benefits will be recognized when taxable income exceeds net operating tax loss carry-forwards resulting in cash tax payments, or when tax losses, if any, are recoverable as cash refunds. Our current estimated net operating tax loss carry-forward at December 31, 2004, is approximately $140 million, which equates to a U. S. Federal tax benefit of approximately $49 million. This carry-forward is available to offset any taxable income in 2005 before U.S. Federal income tax cash payments would be required.

CASH FLOW, WORKING CAPITAL AND DEBT

         o        Cash on hand was $250.8 million at December 31, 2004.

         o Cash flow provided by operations for 2004 was $24.1 million as a result of significantly improved operating results for 2004 and the receipt of a $7.2 million Federal income tax refund pertaining to 2003. This was more than offset by a $203.3 million investment in



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

                  managed working capital, and a $50 million voluntary contribution to our U.S. defined benefit pension plan.

         o The investment in managed working capital resulted from a $75.8 million increase in accounts receivable, which reflects the significantly higher level of sales in the fourth quarter 2004 compared to the fourth quarter 2003, and a $210.2 million increase in inventory mostly as a result of higher raw material costs and increased business volumes, partially offset by a $82.7 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

         o At December 31, 2004, managed working capital improved to 29.5% of annualized sales compared to 30.7% of annualized sales at year-end 2003. We define managed working capital as accounts receivable and gross inventories less accounts payable.

         o Cash used in investing activities was $54.6 million in 2004 and consisted primarily of $49.9 million of capital expenditures, offset by $6.6 million of proceeds from the disposal and realization of certain assets. Cash used in investing activities also included $7.5 million for the J&L asset acquisition. Looking ahead to 2005, capital expenditures are expected to be in the range of $85 to $100 million.

         o Cash provided by financing activities was $201.7 million in 2004, and included net proceeds of $229.7 million from the sale of common stock in the third quarter 2004, $1.5 million received on the termination of interest rate swap arrangements, and $7.6 million of proceeds received from the exercise of stock options, offset by a decrease in net borrowings of $15.9 million, and payment of dividends of $21.2 million.

         o Net debt to total capitalization ratio improved to 43.8% at December 31, 2004 from 72.1% at the end of 2003.

         o There were no borrowings outstanding during 2004 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

NEW ACCOUNTING PRONOUNCEMENT ADOPTED IN 2003

The adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") resulted in an after-tax charge of $1.3 million, or $(0.02) per share in the 2003 first quarter. This charge is reported as a cumulative effect of change in accounting principle.

Allegheny Technologies will conduct a conference call with investors and analysts on January 31, 2005, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important




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

factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve, including the commercial aerospace, construction and mining, automotive, electrical energy, chemical process industry/oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) the other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2003, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world, with revenues of approximately $2.7 billion during 2004. The Company has approximately 9,000 full time employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at www.alleghenytechnologies.com.

                                      # # #


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




ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Quarterly periods unaudited - Dollars in millions, except per share amounts)


                                                                THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                                    DECEMBER 31                           DECEMBER 31
                                                           ------------------------------      ------------------------------
                                                                2004             2003              2004               2003
                                                           ------------      ------------      ------------      ------------
SALES                                                      $      778.1      $      484.4      $    2,733.0      $    1,937.4
Costs and expenses:
        Cost of sales                                             673.1             474.2           2,488.1           1,873.6
        Selling and administrative expenses                        65.0              87.4             233.3             248.8
        Curtailment (gain), net of restructuring costs               --              61.2             (40.4)             62.4
                                                           ------------      ------------      ------------      ------------
Income (loss) before interest, other income
        (expense) and income taxes                                 40.0            (138.4)             52.0            (247.4)
Interest expense, net                                             (10.2)             (7.8)            (35.5)            (27.7)
Other income (expense), net                                         5.2              (4.9)              3.3              (5.1)
                                                           ------------      ------------      ------------      ------------
Income (loss) before income tax provision
        and cumulative effect of change in
        accounting principle                                       35.0            (151.1)             19.8            (280.2)
Income tax provision (a)                                             --              81.6                --              33.1
                                                           ------------      ------------      ------------      ------------
Net income (loss) before cumulative effect of
        change in accounting principle                             35.0            (232.7)             19.8            (313.3)
Cumulative effect of change in accounting
        principle                                                    --                --                --              (1.3)
                                                           ------------      ------------      ------------      ------------

NET INCOME (LOSS)                                          $       35.0      $     (232.7)     $       19.8      $     (314.6)
                                                           ============      ============      ============      ============

Basic net income (loss) per common share
        before cumulative effect of change in
        accounting principle                               $       0.37      $      (2.89)     $       0.23      $      (3.87)

Cumulative effect of change in accounting
        principle                                                    --                --                --             (0.02)
                                                           ------------      ------------      ------------      ------------

BASIC NET INCOME (LOSS) PER COMMON SHARE                   $       0.37      $      (2.89)     $       0.23      $      (3.89)
                                                           ============      ============      ============      ============

Diluted net income (loss) per common
        share before cumulative effect
        of change in accounting principle                  $       0.35      $      (2.89)     $       0.22      $      (3.87)

Cumulative effect of change in accounting
        principle                                                    --                --                --             (0.02)
                                                           ------------      ------------      ------------      ------------

DILUTED NET INCOME (LOSS) PER COMMON SHARE                 $       0.35      $      (2.89)     $       0.22      $      (3.89)
                                                           ============      ============      ============      ============

Weighted average common shares
        outstanding -- basic (millions)                            94.9              80.6              86.6              80.8

Weighted average common shares
        outstanding -- diluted (millions)                          99.2              80.6              90.5              80.8

Actual common shares outstanding--
        end of period (millions)                                   95.8              80.7              95.8              80.7

(a) 2003 periods include a $138.5 million non-cash charge to establish a valuation allowance for a majority of ATI's net deferred tax assets

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SALES AND OPERATING PROFIT (LOSS) BY BUSINESS SEGMENT
(Quarterly periods unaudited - Dollars in millions)


                                    THREE MONTHS ENDED            TWELVE MONTHS ENDED
                                      DECEMBER 31                    DECEMBER 31
                                -------------------------       -------------------------
                                  2004            2003            2004            2003
                                ---------       ---------       ---------       ---------
Sales:
Flat-Rolled Products            $   469.6       $   268.6       $ 1,643.9       $ 1,043.5
High Performance Metals             230.4           151.6           794.1           641.7
Engineered Products                  78.1            64.2           295.0           252.2
                                ---------       ---------       ---------       ---------
TOTAL EXTERNAL SALES            $   778.1       $   484.4       $ 2,733.0       $ 1,937.4
                                =========       =========       =========       =========

Operating Profit (Loss):

Flat-Rolled Products            $    25.8       $    (1.7)      $    61.5       $   (14.1)
% of Sales                            5.5%          -0.6%             3.7%          -1.4%

High Performance Metals              43.0            (3.2)           84.8            26.2
% of Sales                           18.7%          -2.1%            10.7%            4.1%

Engineered Products                   6.3             1.6            20.8             7.8
% of Sales                            8.1%            2.5%            7.1%            3.1%
                                ---------       ---------       ---------       ---------
    OPERATING PROFIT (LOSS)          75.1            (3.3)          167.1            19.9

% of Sales                            9.7%          -0.7%             6.1%            1.0%

Corporate expenses                  (13.0)           (6.3)          (34.9)          (20.5)

Interest expense, net               (10.2)           (7.8)          (35.5)          (27.7)
                                ---------       ---------       ---------       ---------
Subtotal                             51.9           (17.4)           96.7           (28.3)
Curtailment gain, net of
    restructuring costs                --              --            40.4              --

Management transition and
    restructuring costs                --           (61.2)             --           (69.8)

Other expense, net of
    gains on asset sales              8.1           (39.8)            2.5           (47.7)

Retirement benefit expense          (25.0)          (32.7)         (119.8)         (134.4)
                                ---------       ---------       ---------       ---------
INCOME (LOSS) BEFORE
    INCOME TAXES                $    35.0       $  (151.1)      $    19.8          (280.2)
                                =========       =========       =========       =========

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)


                                              DECEMBER 31, DECEMBER 31,
                                                  2004         2003
                                              ------------ ------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                      $   250.8     $    79.6
Accounts receivable, net of allowances for
   doubtful accounts of $8.4 and $10.2 at
   December 31, 2004 and 2003,
   respectively                                    357.9         248.8
Inventories, net                                   513.0         359.7
Income tax refunds receivable                         --           7.2
Prepaid expenses and
     other current assets                           38.5          48.0
                                               ---------     ---------
   TOTAL CURRENT ASSETS                          1,160.2         743.3

Property, plant and equipment, net                 718.3         711.1
Cost in excess of net assets acquired              205.3         198.4
Deferred pension asset                             122.3         144.0
Deferred income taxes                               53.0          52.6
Other assets                                        56.6          53.8
                                               ---------     ---------

TOTAL ASSETS                                   $ 2,315.7     $ 1,903.2
                                               =========     =========

LIABILITIES AND
     STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                               $   271.2     $   172.3
Accrued liabilities                                192.2         194.6
Short term debt and current
  portion of long-term debt                         29.4          27.8
                                               ---------     ---------
   TOTAL CURRENT LIABILITIES                       492.8         394.7

Long-term debt                                     553.3         504.3
Accrued postretirement benefits                    472.7         507.2
Pension liabilities                                240.9         220.6
Other long-term liabilities                        130.1         101.7
                                               ---------     ---------
TOTAL LIABILITIES                                1,889.8       1,728.5
                                               ---------     ---------

TOTAL STOCKHOLDERS' EQUITY                         425.9         174.7
                                               ---------     ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 2,315.7     $ 1,903.2
                                               =========     =========

2003 has been reclassified to conform to the current year presentation.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)

                                                              TWELVE MONTHS ENDED
                                                                   DECEMBER 31
                                                             ----------------------
                                                               2004          2003
                                                             --------      --------
OPERATING ACTIVITIES:
   Net income (loss)                                         $   19.8      $ (314.6)
   Cumulative effect of change in accounting principle             --           1.3
   Non-cash curtailment (gain) and restructuring
     charges, net                                               (45.6)         52.6
   Depreciation and amortization                                 76.1          74.6
   Change in managed working capital                           (203.3)        (11.8)
   Change in pension assets/liabilities                          68.2          67.7
   Pension contribution                                         (50.0)           --
   Postretirement benefits                                       18.9          10.9
   Income tax refunds received                                    7.2          48.5
   Deferred income taxes                                         (0.4)         72.7
   Income tax refunds receivable                                   --          (3.8)
   Accrued liabilities and other (b)                            133.2          83.9
                                                             --------      --------
CASH PROVIDED BY OPERATING ACTIVITIES                            24.1          82.0
                                                             --------      --------
INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                   (49.9)        (74.4)
   Acquisition of business                                       (7.5)           --
   Asset disposals and other                                      2.8           4.1
                                                             --------      --------
CASH USED IN INVESTING ACTIVITIES                               (54.6)        (70.3)
                                                             --------      --------
FINANCING ACTIVITIES:
   Net increase (decrease) in debt                              (15.9)         12.4
   Interest rate swap termination                                 1.5          15.3
   Issuance of common stock                                     229.7            --
   Dividends paid                                               (21.2)        (19.4)
   Exercises of stock options                                     7.6           0.2
                                                             --------      --------
CASH PROVIDED BY FINANCING ACTIVITIES                           201.7           8.5
                                                             --------      --------
INCREASE IN CASH AND CASH EQUIVALENTS                           171.2          20.2
Cash and cash equivalents at beginning of period                 79.6          59.4
                                                             --------      --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $  250.8      $   79.6
                                                             ========      ========

(b) Includes LIFO inventory valuation reserves of $112.2 million and $37.0 million for the years ended December 31, 2004 and 2003, respectively, which are excluded from managed working capital.

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES

On June 1, 2004, the Company acquired substantially all of the assets of J&L Specialty Steel, LLC for consideration of $67.0 million. Cash paid at closing was $7.5 million, with promissory notes payable to the seller of $59.5 million.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)



                                                 THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                    DECEMBER 31                  DECEMBER 31
                                               -----------------------     -----------------------
                                                 2004          2003          2004          2003
                                               ---------     ---------     ---------     ---------
VOLUME:
  Flat-Rolled Products (finished tons)           158,827       119,271       587,753       478,353
                                               ---------     ---------     ---------     ---------
    Commodity                                    113,906        85,341       422,944       342,689
    High value                                    44,921        33,930       164,809       135,664
  High Performance Metals
     (000's lbs.)
    Nickel-based and
      specialty steel alloys                       8,538         8,054        34,353        35,168
    Titanium mill products                         6,203         4,391        22,012        18,436
    Exotic alloys                                  1,139         1,101         4,318         4,245

AVERAGE PRICES:
  Flat-Rolled Products  (per finished ton)     $   2,949     $   2,250     $   2,793     $   2,179
    Commodity                                  $   2,341     $   1,647     $   2,195     $   1,582
    High value                                 $   4,489     $   3,768     $   4,328     $   3,687
  High Performance Metals (per lb.)
    Nickel-based and specialty
       steel alloys                            $    9.48     $    6.64     $    8.60     $    6.57
    Titanium mill products                     $   13.99     $   10.92     $   12.34     $   11.50
    Exotic alloys                              $   41.20     $   36.56     $   40.95     $   37.64

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
OTHER FINANCIAL INFORMATION
MANAGED WORKING CAPITAL
(Unaudited - Dollars in millions)


                                                      DECEMBER 31,   DECEMBER 31,
                                                          2004          2003
                                                      ------------   ------------
Accounts receivable                                    $   357.9       $   248.8
Inventory                                                  513.0           359.7
Accounts payable                                          (271.2)         (172.3)
                                                       ---------       ---------
Subtotal                                                   599.7           436.2

Allowance for doubtful accounts                              8.4            10.2
LIFO reserve                                               223.9           111.7
Corporate and other                                         20.6            17.4
                                                       ---------       ---------
Managed working capital                                $   852.6       $   575.5
                                                       =========       =========
Annualized prior 2 months
  sales                                                $ 2,887.0       $ 1,874.0
                                                       =========       =========

Managed working capital as a
% of annualized sales                                       29.5%           30.7%

December 31, 2004 change in managed
  working capital                                      $   277.1
Acquisition of J&L managed working capital                 (73.8)
                                                       ---------
Net change in managed working capital                  $   203.3
                                                       =========

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
OTHER FINANCIAL INFORMATION
NET DEBT TO CAPITAL
(Unaudited - Dollars in millions)


                                                          DECEMBER 31,   DECEMBER 31,
                                                              2004          2003
                                                          ------------   ------------
Total debt                                                 $  582.7       $  532.1
Less: Cash                                                   (250.8)         (79.6)
                                                           --------       --------
Net debt                                                   $  331.9       $  452.5

Net debt                                                   $  331.9       $  452.5
Stockholders' equity                                          425.9          174.7
                                                           --------       --------
Total capital                                              $  757.8       $  627.2

Net debt to capital ratio                                      43.8%          72.1%
                                                           ========       ========

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.